FREE WRITING PROSPECTUS Dated April 24, 2018	Filed Pursuant to Rule 433 Registration No. 333-204844 Registration No. 333-204844-10

$1,003,040,000 Ally Auto Receivables Trust 2018-2

Joint-Leads: BofAML (struc), DB, Lloyds

Co-Mgrs: RBC, Scotia

	Size	Offered
CLS	($mm)	($mm)	WAL	MDY/FTCH	EXP	LEGAL	BENCH	SPRD	YLD	CPN	$PRICE
A-1	283.000	268.850	0.28	P-1/F-1+	12/18	5/15/19	YLD		2.300		100.0000
A-2	373.920	355.220	1.07	Aaa/AAA	12/19	2/16/21	EDSF	+14	2.664	2.64	99.99020
A-3	323.920	307.720	2.34	Aaa/AAA	7/21	11/15/22	ISWP	+17	2.946	2.92	99.98184
A-4	75.000	71.250	3.41	Aaa/AAA	10/21	6/15/23	ISWP	+26	3.120	3.09	99.96808

Deal will not upsize.

BILL & DELIVER	:	BofAML	BBG TICKER	:	ALLYA 18-2
EXPECTED RATINGS	:	Moody’s/Fitch	REGISTRATION	:	PUBLIC
EXPECTED SETTLE	:	04/30/18	FIRST PAY DATE	:	05/15/18
EXPECTED PRICING	:	Priced	PXG SPEED	:	1.3% ABS to 10% CALL
ERISA ELIGIBLE	:	YES	DENOMS	:	$1k/$1k
CUSIPS		A1 02004VAA1
A2 02004VAB9
A3 02004VAC7
A4 02004VAD5

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.